EXHIBIT 99.1

News
For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902 Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES THIRD QUARTER EARNINGS

Highlights

•	Net income per share of $1.15
•	Adjusted net income per share of $1.23
•	Burlington, Iowa metal container plant commenced commercial production
•	LaPorte, Indiana metal container plant closed
•	Cape Girardeau, Missouri plastic container plant closed
•	Commenced tender offer for up to $250 million of common stock

STAMFORD, CT, October 26, 2016 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, today reported third quarter 2016 net income of $69.8 million, or $1.15 per diluted share, as compared to third quarter 2015 net income of $70.3 million, or $1.16 per diluted share.

"We are pleased with our third quarter 2016 results, as we reported adjusted net income per diluted share of $1.23 which was in line with our expectations," said Tony Allott, President and CEO.  "Volumes in our metal container business were flat compared to the prior year period as a result of stronger sales for pet food, offset by a weaker than anticipated seasonal harvest in Europe due to unfavorable weather conditions across the region.  The metal container business is on track with the qualification process of the new can manufacturing facility, allowing for the shutdown of the LaPorte
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SILGAN HOLDINGS
October 26, 2016

plant in the beginning of October.  Our closures business continued to experience strong volume growth due to the demand for single-serve beverages in the U.S., partially offset by softer volumes in Europe as a result of unfavorable weather conditions," continued Mr. Allott.   "As expected, our plastic container business saw sequential improvement in its manufacturing performance, allowing it to close operations in Cape Girardeau at the end of September. Based on our year to date performance and an early completion of the pack season, we are narrowing our full year 2016 earnings estimate of adjusted net income per diluted share to a range of $2.70 to $2.80," continued Mr. Allott.

Adjusted net income per diluted share was $1.23 for the third quarter of 2016, after adjustments increasing net income per diluted share by $0.08.  Adjusted net income per diluted share was $1.26 for the third quarter of 2015, after adjustments increasing net income per diluted share by $0.10. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

Net sales for the third quarter of 2016 were $1.14 billion, a decrease of $63.9 million, or 5.3 percent, as compared to $1.20 billion in 2015.  This decrease was the result of lower net sales in all of our businesses, each of which was unfavorably impacted by the pass through of lower raw material costs.

Income from operations for the third quarter of 2016 was $122.4 million, an increase of $0.5 million, or 0.4 percent, as compared to $121.9 million for the third quarter of 2015, and operating margin increased to 10.7 percent from 10.1 percent for the same periods.  The increase in income from operations was the result of an increase in income from operations in the closures and plastic container businesses, partially offset by a decrease in income from operations in the metal container business.   Rationalization charges were $7.8 million and $9.1 million in the third quarters of 2016 and 2015, respectively.

The effective tax rates were 33.6 percent and 32.9 percent for the third quarters of 2016 and 2015, respectively.  The effective tax rate in 2015 benefitted from higher income in lower tax jurisdictions.

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SILGAN HOLDINGS
October 26, 2016

Metal Containers

Net sales of the metal container business were $797.4 million for the third quarter of 2016, a decrease of $48.0 million, or 5.7 percent, as compared to $845.4 million in 2015.  This decrease was primarily the result of the pass through of lower raw material and other manufacturing costs and a less favorable mix of products sold.  Unit volumes in the third quarter of 2016 were flat as compared to the same period in the prior year, as higher volumes for pet food were offset by a decrease in unit volumes across Europe due to wet weather which resulted in poor growing conditions for the fruit and vegetable pack.

Income from operations of the metal container business in the third quarter of 2016 decreased $8.0 million to $98.0 million as compared to $106.0 million in 2015, and operating margin decreased to 12.3 percent from 12.5 percent over the same periods.  The decrease in income from operations was primarily due to the unfavorable impact from the contractual pass through to customers of indexed deflation, higher rationalization charges and a less favorable mix of products sold, partially offset by better operating performance than in the prior year quarter.  Rationalization charges were $4.3 million in the third quarter of 2016 primarily related to the shutdown of the LaPorte, Indiana manufacturing facility.

Closures

Net sales of the closures business were $211.9 million in the third quarter of 2016, a decrease of $3.8 million, or 1.8 percent, as compared to $215.7 million in the third quarter of 2015.  This decrease was primarily the result of the pass through of lower raw material costs, partially offset by an increase in unit volumes of approximately 2 percent.   The increase in unit volumes was primarily due to continued strong demand from U.S. beverage markets, partially offset by volume declines in Europe due to wet weather and poor growing conditions for the fruit and vegetable pack.

Income from operations of the closures business for the third quarter of 2016 increased $1.3 million to $28.4 million as compared to $27.1 million in 2015, and operating margin increased to 13.4 percent from 12.6 percent over the same periods.  The increase in income from operations was primarily due to higher unit volumes and improved manufacturing efficiencies.
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SILGAN HOLDINGS
October 26, 2016

Plastic Containers

Net sales of the plastic container business were $130.3 million in the third quarter of 2016, a decrease of $12.1 million, or 8.5 percent, as compared to $142.4 million in the third quarter of 2015.  This decrease was principally due to lower unit volumes of approximately 6 percent as a result of the continued rebalancing of the customer portfolio in conjunction with the footprint optimization program and the pass through of lower raw material costs.

Income from operations of the plastic container business for the third quarter of 2016 was $0.8 million, an increase of $8.1 million as compared to a loss from operations of $7.3 million in 2015.  The increase in income from operations was primarily attributable to lower rationalization charges and improved manufacturing performance, partially offset by lower unit volumes.  Rationalization charges were $3.5 million and $8.9 million in the third quarters of 2016 and 2015, respectively.

Nine Months

Net income for the first nine months of 2016 was $129.7 million, or $2.13 per diluted share, as compared to net income for the first nine months of 2015 of $145.9 million, or $2.37 per diluted share.  Adjusted net income per diluted share for the first nine months of 2016 was $2.27 versus $2.49 in the prior year period, after adjustments increasing net income per diluted share by $0.14 for the first nine months of 2016 and by $0.12 for the first nine months of 2015.

Net sales for the first nine months of 2016 decreased $127.3 million, or 4.3 percent, to $2.81 billion as compared to $2.93 billion for the first nine months of 2015.  This decrease was primarily the result of the pass through of lower raw material and other manufacturing costs in the metal container and closures businesses and lower unit volumes, the pass through of lower raw material costs and the impact of unfavorable foreign currency translation in the plastic container business, partially offset by an increase in unit volumes in the closures business.

Income from operations for the first nine months of 2016 was $247.5 million, a decrease of $19.8 million, or 7.4 percent, from the same period in 2015.  This decrease was primarily due to higher manufacturing costs in the metal and plastic container businesses including start-up costs related to the new manufacturing facilities, lower unit volumes in the plastic container business, the contractual pass
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SILGAN HOLDINGS
October 26, 2016

through to customers of indexed deflation in the metal container business, the unfavorable impact from the lagged pass through of changes in resin costs in the closures and plastic container businesses as compared to the prior year period and higher rationalization charges.  These decreases were partially offset by an increase in unit volumes and improved manufacturing efficiencies in the closures business.  Rationalization charges were $13.9 million and $10.8 million in the first nine months of 2016 and 2015, respectively.

The effective tax rate for the first nine months of 2016 was 34.1 percent as compared to 32.8 percent for the first nine months of 2015.  The effective tax rate in 2015 benefitted from higher income in more favorable tax jurisdictions.

Outlook for 2016

The Company narrowed its estimate of adjusted net income per diluted share for the full year of 2016, which excludes rationalization charges, to a range of $2.70 to $2.80 from a range of $2.70 to $2.90.  This estimate compares to adjusted net income per diluted share for the full year of 2015 of $2.97.

The Company is providing an estimate of adjusted net income per diluted share for the fourth quarter of 2016, which excludes rationalization charges, in the range of $0.43 to $0.53.  This estimate compares to adjusted net income per diluted share of $0.48 in the fourth quarter of 2015, which was favorably impacted by a lower effective tax rate and the absorption benefit from a sizeable inventory build in the metal container business.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the third quarter of 2016 at 11:00 a.m. eastern time on October 26, 2016.  The toll free number for those in the U.S. and Canada is (888) 300-2343, and the number for international callers is (719) 325-2234.  For those unable to listen to the live call, a taped rebroadcast will be available through November 9, 2016.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code for the rebroadcast is 7703295.

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SILGAN HOLDINGS
October 26, 2016

Silgan is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.8 billion in 2015.  Silgan operates 87 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2015 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions, except per share amounts)

	Third Quarter		Nine Months
	2016	2015	2016	2015

Net sales	$1,139.6	$1,203.5	$2,807.0	$2,934.3

Cost of goods sold	957.7	1,018.4	2,383.5	2,493.3

Gross profit	181.9	185.1	423.5	441.0

Selling, general and administrative expenses	51.7	54.1	162.1	162.9

Rationalization charges	7.8	9.1	13.9	10.8

Income from operations	122.4	121.9	247.5	267.3

Interest and other debt expense	17.3	17.1	50.7	50.4

Income before income taxes	105.1	104.8	196.8	216.9

Provision for income taxes	35.3	34.5	67.1	71.0

Net income	$69.8	$70.3	$129.7	$145.9

Earnings per share:
Basic net income per share	$1.15	$1.16	$2.14	$2.38
Diluted net income per share	$1.15	$1.16	$2.13	$2.37

Cash dividends per common share	$0.17	$0.16	$0.51	$0.48

Weighted average shares (000's):
Basic	60,445	60,417	60,467	61,222
Diluted	60,829	60,696	60,838	61,493

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions)

	Third Quarter		Nine Months
	2016	2015	2016	2015
Net sales:
Metal containers	$797.4	$845.4	$1,780.4	$1,858.0
Closures	211.9	215.7	614.6	620.9
Plastic containers	130.3	142.4	412.0	455.4
Consolidated	$1,139.6	$1,203.5	$2,807.0	$2,934.3

Income from operations:
Metal containers (a)	$98.0	$106.0	$181.5	$195.0
Closures (b)	28.4	27.1	78.2	73.2
Plastic containers (c)	0.8	(7.3)	1.9	11.3
Corporate	(4.8)	(3.9)	(14.1)	(12.2)
Consolidated	$122.4	$121.9	$247.5	$267.3

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	Sept. 30,	Sept. 30,	Dec. 31,
	2016	2015	2015
Assets:
Cash and cash equivalents	$93.6	$104.2	$99.9
Trade accounts receivable, net	515.6	623.6	281.0
Inventories	638.1	580.3	628.1
Other current assets	51.1	29.1	36.1
Property, plant and equipment, net	1,171.2	1,099.9	1,125.4
Other assets, net	1,031.9	1,054.8	1,022.2
Total assets	$3,501.5	$3,491.9	$3,192.7

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$512.1	$492.1	$628.9
Current and long-term debt	1,818.4	1,918.9	1,513.5
Other liabilities	419.3	449.0	411.1
Stockholders' equity	751.7	631.9	639.2
Total liabilities and stockholders' equity	$3,501.5	$3,491.9	$3,192.7

(a)	Includes rationalization charges of $4.3 million and $8.3 million for the three and nine months ended September 30, 2016, respectively.
(b)	Includes rationalization charges of $0.2 million for the three months ended September 30, 2015, and $0.5 million and $1.4 million for the nine months ended September 30, 2016 and 2015, respectively.
(c)
Includes rationalization charges of $3.5 million and $8.9 million for the three months ended September 30, 2016 and 2015, respectively, and $5.1 million and $9.4 million for the nine months ended September 30, 2016 and 2015, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the nine months ended September 30,
(Dollars in millions)

	2016	2015

Cash flows provided by (used in) operating activities:
Net income	$129.7	$145.9
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	110.3	109.8
Rationalization charges	13.9	10.8
Other changes that provided (used) cash:
Trade accounts receivable, net	(231.7)	(325.3)
Inventories	(6.5)	(43.7)
Trade accounts payable and other changes, net	(27.2)	55.0
Net cash used in operating activities	(11.5)	(47.5)

Cash flows provided by (used in) investing activities:
Purchase of business, net of cash acquired	-	(0.7)
Capital expenditures	(151.5)	(151.4)
Proceeds from asset sales	8.9	0.2
Net cash used in investing activities	(142.6)	(151.9)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(31.3)	(29.9)
Changes in outstanding checks – principally vendors	(101.8)	(82.8)
Shares repurchased under authorized repurchase program	(7.2)	(170.1)
Net borrowings and other financing activities	288.1	363.8
Net cash provided by financing activities	147.8	81.0

Cash and cash equivalents:
Net decrease	(6.3)	(118.4)
Balance at beginning of year	99.9	222.6
Balance at end of period	$93.6	$104.2

 SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and nine months ended September 30,

Table A

	Third Quarter		Nine Months
	2016	2015	2016	2015

Net income per diluted share as reported	$1.15	$1.16	$2.13	$2.37

Adjustments:
Rationalization charges	0.08	0.10	0.14	0.12
Adjusted net income per diluted share	$1.23	$1.26	$2.27	$2.49

   SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,

        Table B

	Fourth Quarter			Year Ended
	December 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2016	2016	2015	2016	2016	2015
Net income per diluted share as estimated
for 2016 and as reported for 2015	$0.42	$0.52	$0.44	$2.55	$2.65	$2.81

Adjustments:
Rationalization charges	0.01	0.01	0.04	0.15	0.15	0.16
Costs attributable to announced acquisitions (2)	-	-	-	-	-	-
Adjusted net income per diluted share
as estimated for 2016 and presented for 2015	$0.43	$0.53	$0.48	$2.70	$2.80	$2.97

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company's management believes it is useful to exclude rationalization charges and costs attributable to announced acquisitions from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Costs attributable to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the ongoing cost structure of the Company.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Costs attributable to announced acquisitions have not been estimated for future periods.